EXHIBIT 10.1

PROMISSORY NOTE

$250,000	January 21, 2008
Kentfield, California

FOR VALUE RECEIVED, DEBUT BROADCASTING CORPORATION, INC., a Nevada corporation (referred to as “Borrower”), promises to pay to REMINGTON PARTNERS, INC., a California corporation (“Holder”), at a designated location, the principal sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000), together with the interest described below, upon the terms and conditions specified below.

Due Date. The full principal balance of this Note together with any unpaid interest shall be due and payable January 31, 2009.

Interest: Interest at the rate of 18% per annum shall accrue to the unpaid principal, and shall be paid monthly on the first day of each calendar month. Any payment due, whether of interest or principal, late beyond 10 days of the due date shall accrue an additional 2% per annum on the amount due until paid.

Fee: Upon the execution of this Note, Borrower shall pay to Holder a set up fee of $2000.

Payment and Prepayment. Prepayment of principal and interest may be made at any time, provided, however, that a minimum of six (6) months interest shall be payable hereunder.

Attorneys Fees. Should any action be brought by Holder to enforce the terms herein, the Court, as part of any judgment, may award Holder a reasonable amount as attorney’s fees for legal services incurred.

Waiver. No previous waiver and no failure or delay by Holder or Borrower in acting with respect to the terms of this Note shall constitute a waiver of any breach, default, or failure of condition under this Note. The Borrower hereby expressly waives presentment and demand for payment at such time as any payments are due under this Note.

Successors and Assigns. This Note inures to and binds the heirs, legal representatives, successors and assigns of Holder and Borrower.

Promissory Note
January 21, 2008

Governing Law. This Note shall by construed in accordance with the laws of the State of California as applied to agreements made by and between parties in that state, and any action shall be brought in Marin County California.

Warrant: A Warrant of even date, granting Holder the right to purchase of 62,500 shares of the common stock of Borrower, is made part of the agreement between the parties.

Borrower:

DEBUT BROADCASTING CORPORATION, INC.
A Nevada corporation:

By   Steven Ludwig
ITS CEO

and

By   Shannon W. Farrington
ITS CFO

Acknowledged and agreed to:

REMINGTON PARTNERS, INC.
a California corporation

By:
President